EXHIBIT 1.6


                                Pricing Agreement



Goldman, Sachs & Co.,
Credit Suisse First Boston Corporation,
First Union Securities, Inc.,
Chase Securities Inc.,
Morgan Stanley & Co. Incorporated,
PNC Capital Markets, Inc.,
Wachovia Securities, Inc.
c/o Goldman, Sachs & Co.
85 Broad Street,
New York, New York 10004.


                                January 17, 2001


Ladies and Gentlemen:

         Regency Centers, L.P., a Delaware limited partnership (the "Partnership"), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated April 7, 1999 (the "Underwriting Agreement"), between the Partnership and Regency Realty Corporation, a Florida corporation ("Regency"), on the one hand, and Goldman, Sachs & Co., on the other hand, to issue and sell to the Underwriters names in Schedule I hereto (the "Underwriters") the Securities specified in Schedule II hereto (the "Designated Securities"). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein, and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that (i) each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined) and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities which are the subject of this Pricing Agreement and (iii) the representation and warranty in paragraph (o) of Section 2 of the Underwriting Agreement shall be superceded in its entirety by the following:

                  (o) Regency has qualified to be taxed as a real estate investment trust pursuant to Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), for each of the fiscal years from its inception through the fiscal year ended December 31, 1999 and Regency's present and contemplated organization, ownership, method of operation, assets and income are such that Regency is in a position under present law to so qualify for the fiscal year ending December 31, 2000 and in the future;

         Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The

Representatives designated to act on behalf of the Representatives and on behalf of the Underwriters of the Designated Securities pursuant to Section 12 of the Underwriting Agreement and the address of the Representatives referred to in such Section 12 are set forth at the end of Schedule I hereto.

         All references to Pacific Retail Trust and its subsidiaries in paragraph (d) of Section 7 of the Underwriting Agreement shall be deleted.

          An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

         Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Partnership and Regency agree to issue and sell to the Underwriters, and the Underwriters agree to purchase from the Partnership and Regency, at the time and place and at the purchase price to the Underwriters set forth in Schedule I hereto, the Designated Securities.



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



         If the foregoing is in accordance with your understanding, please sign and return to us four counterparts hereof, and upon acceptance hereof by the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between the Underwriters, the Partnership and Regency.

                                       Very truly yours,

                                       Regency Centers, L.P.

                                       By:  Regency Realty Corporation,
                                                         general partner



                                             By:   /s/ Bruce M. Johnson
                                                --------------------------------
                                                Name:  Bruce M. Johnson
                                                Title: Managing Director and
                                                        Executive Vice President


                                       Regency Realty Corporation



                                       By:   /s/ Bruce M. Johnson
                                          --------------------------------------
                                          Name:  Bruce M. Johnson
                                          Title: Managing Director and
                                                  Executive Vice President

Accepted as of the date hereof:

Goldman, Sachs & Co.
Credit Suisse First Boston Corporation
First Union Securities, Inc.
Chase Securities Inc.
Morgan Stanley & Co. Incorporated
PNC Capital Markets, Inc.
Wachovia Securities, Inc.



By:  /s/ Goldman, Sachs & Co.
   ------------------------------------
       (Goldman, Sachs & Co.)






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




                                   SCHEDULE I

Title of Designated Securities:

         7.950% Notes due January 15, 2011

Aggregate principal amount:

         $220,000,000

Price to Public:

         99.867% of the principal amount of the Designated Securities, plus accrued interest, if any, from January 22, 2001 to the Time of Delivery

Purchase Price by Underwriters:

         99.217% of the principal amount of the Designated Securities, plus accrued interest, if any, from January 22, 2001 to the Time of Delivery

Form of Designated Securities:

         Book-entry only form represented by one or more global securities deposited with The Depository Trust Company ("DTC") or its designated custodian, to be made available for checking by the Representatives at least twenty-four hours prior to the Time of Delivery at the office of DTC.

Specified funds for payment of purchase price:

         Federal (same day) funds

Time of Delivery:

         10:00 a.m. (New York City time) on January 22, 2001

Indenture:

         Indenture dated as of March 9, 1999 among the Partnership, the Guarantors named therein and First Union National Bank, as Trustee

Maturity:

         January 15, 2011

Interest Rate:

         7.950%




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


Interest Payment Dates:

         January 15 and July 15, commencing on July 15, 2001

Redemption Provisions:

         The Designated Securities may be redeemed by the Partnership, in whole or in part, at any time at a redemption price equal to the sum of (a) the principal amount of Designated Securities being redeemed plus accrued interest thereon to the Redemption Date (as defined in the Indenture) and (b) the Make-Whole Amount (as defined in the Indenture), if any, with respect to such Designated Securities.

Sinking Fund Provisions:

         No sinking fund provisions


Closing location for delivery of Designated Securities:

         Sullivan & Cromwell
         125 Broad Street
         New York, New York  10004

Additional Closing Conditions:

         None

Names and addresses of Representatives:

         Designated Representatives: Goldman, Sachs & Co., Credit Suisse First Boston Corporation, First Union Securities, Inc., Chase Securities Inc., Morgan Stanley & Co. Incorporated, PNC Capital Markets, Inc., Wachovia Securities, Inc.

         Address for Notices, etc.: Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004

Other Terms:

         None





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